EXHIBIT 10.17

EMPLOYMENT AGREEMENT

        This Employment Agreement, dated as of May 28, 2004, is entered into between Tegal Corporation (the “Company”) and Andy Clarke (“Employee”).

        WHEREAS, Employee is the founder and a major shareholder of, and is currently employed by, First Derivative Systems, Inc. (“FDSI”); and

        WHEREAS, the Company has acquired substantially all of the operating assets (including its goodwill) and certain liabilities of FDSI pursuant to that certain Asset Acquisition Agreement by and between the Company and FDSI dated as of April 28, 2004; and

        WHEREAS, in his capacity as a selling shareholder, Employee has agreed as a condition precedent to the closing of the transaction contemplated by that certain Asset Acquisition Agreement (the “Closing”) that Employee will enter into this Employment Agreement; and

        WHEREAS, the Company would not be willing to purchase the operating assets and goodwill of FDSI without Employee’s agreement to the non-compete provisions of Section 4 of this Agreement; and

        WHEREAS, the Company desires to employ and retain the services of Employee, and Employee wishes to become employed by the Company, on the terms set forth in this Agreement;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the Company and Employee agree as follows:

1.     Term of Employment. Subject to the termination provisions hereinafter set forth, the Company will employ the Employee, and the Employee accepts employment with the Company, for a period of two years (the “Term”) commencing as of the Closing.

2.     Duties. The Employee will serve as Director of PVD Development reporting to the Chief Executive Officer of the Company, or to any other person as the Chief Executive Officer may thereafter designate. The Employee will discharge such duties and responsibilities as are customary for such position or are prescribed from time to time by the Company. The Employee will devote his full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services for, with or without compensation, any other person, business or organization without the prior approval of the Company. In no event may any such service be inconsistent with, or prevent Employee from carrying out, his duties under this Agreement, as determined at the sole discretion of the Company.

3.     Maintaining Confidential Information/Property Rights. Employee agrees to sign and abide by Company policies regarding Confidential & Proprietary Information and Intellectual Property/Property Rights, as attached hereto.

4.     Non-Competition; Non-Solicitation. During the Term, and for a period of one (1) years after the termination of Employee’s employment with the Company for any reason, or for three (3) years after the Closing, Employee shall not, directly or indirectly:

(a)     own, manage, operate, advise, consult, join, control or participate in the ownership, management, operation or control of, be employed by, perform services for, or be connected in any manner with, any enterprise which is engaged in providing any PVD (physical vapor deposition) systems (or their equivalents) to any semiconductor, thin film head, mems or other device manufacturers anywhere in the world; provided, however, that such restriction shall not apply to Employee’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(b)     recruit, encourage or solicit any person who was an employee or contractor of the Company or any entity affiliated with the Company (the “Affiliated Entity”) to leave the Company’s or Affiliated Entity’s employ or service for any reason, or interfere in any material manner with employment or service relationships at the time existing between the Company or Affiliated Entity and the subject employee or contractor (except as may be required in any bona fide termination decision during the Term regarding any Company or Affiliated Entity employee) in order to induce such employee or contractor of the Company to accept other employment or a consulting agreement with any other person or entity.

Employee acknowledges that the services that he shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Employee of any of his obligations under this Section 4, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.

5.     Salary and Incentives.

    (a)        Salary. During the Term, the Company will pay the Employee an annual salary of $115,000 (one hundred and fifteen thousand dollars) (the “Base Salary”); provided that Employee’s Base Salary may be reduced to the extent that the Employee elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. During the Term, Employee shall be entitled to merit increases of his Base Salary, from time to time, in accordance with Company policy. Employee’s Base Salary may also be reduced during the Term, consistent with reductions made to the salaries of other employees or groups of employees of the Company. Company and Employee acknowledge and agree that the current salary reduction program in place at the Closing shall not be applied to Employee for at least a period of twelve (12) months. The Company will pay the Employee his Base Salary bi-weekly, subject to applicable deductions and withholdings.

    (b)           Incentive Payment. Employee will be eligible for incentive bonus payments from time to time in accordance with any incentive bonus program then in effect.

    (c)        Expenses. The Company will reimburse the Employee for all reasonable travel, entertainment and miscellaneous expenses actually and necessarily incurred in connection with the performance of his duties under this Agreement, provided that the Employee’s expenses are in accordance with the Company’s current practices and that Employee properly accounts for such expenses.

6.     Benefits. The Employee will be entitled during the Term of this Agreement to participate in any vacation, pension, insurance or other benefit plan that is maintained by the Company for its employees to the extent and in the manner prescribed by the applicable plan documents.

7.     Relocation and Housing. During the Term of this Agreement, Employee agrees that he will, upon six-months prior written notice from the Company, relocate to the North Bay Area (herein defined as being within a fifty (50) mile radius of Petaluma, CA), in which case the Company will provide for the following:

    (a)        Relocation Expenses. Company will reimburse Employee for actual relocation expenses, including shipment of household goods, storage costs, temporary housing, reasonable and normal closing costs associated with the purchase of a home and reasonable and normal home selling expenses, in an aggregate amount not to exceed $20,000 (twenty thousand dollars). In the event that Employee voluntarily terminates his employment within twelve (12) months of the date of relocation, Employee will be liable to reimburse the Company for any and all such expenses paid by the Company on a prorata basis over the twelve (12) months from the date of relocation.

(b)     Temporary Housing. Company will provide temporary rental housing in a Company-approved apartment complex in Petaluma for a period not to exceed six (6) months, beginning not later than 180 days following the receipt by Employee of notice of relocation.

8.     Stock Options. Within thirty (30) days following the Closing, the Company shall obtain the approval of its Board of Directors to grant to Employee a ten-year option to purchase, under the terms of the Company’s then current Option Plan, two hundred thousand (200,000) shares of common stock of the Company to vest in eight increments of twenty-five thousand (25,000) shares.  Vesting of each increment shall occur on each date the Company accepts a purchase order for a MDT deposition system (or its equivalent) from four different customers or a second order from a customer who has previously purchased a MDT deposition system (the “Vesting Conditions”).  The Company’s Board of Directors shall have reasonable discretion in determining whether the Vesting Conditions have been met.

9.     Termination.

    (a)        Termination by the Company Without Cause. The Company may terminate the Employee’s employment under this Agreement without Cause at any by giving no less than ten (10) days’ written notice to the Employee. However, in the event that the Company desires to terminate Employee’s employment without Cause, the Company agrees that it will continue to pay Employee’s then-prevailing Base Salary and benefits for a period of six (6) months from the date of termination, or until Employee obtains comparable full-time employment elsewhere, whichever occurs first (the “Salary Continuation Period”), and will forfeit its claim for reimbursement for relocation expenses as provided in Section 7(a). Employee agrees to surrender temporary housing as provided in Section 7(b) within 30 days of his receipt of written notice of termination of employment. Any unvested stock options shall revert to the Company. If Employee breaches Section 4 during the Salary Continuation Period, the Company’s obligation to pay Employee’s salary and benefits shall cease immediately.

    (b)        Termination by the Company for Cause. The Company may immediately terminate Employee’s employment at any time for Cause by giving written notice to Employee. Upon any such termination for Cause, Employee shall have no right to compensation or benefits for any period subsequent to the date of termination. For the purposes of this Section 9(b), “Cause” shall mean: Employee willfully engages in an act or omission which is in bad faith and to the detriment of the Company, engages in misconduct, gross negligence, or willful malfeasance, fails or refuses to follow a directive from his designated superior, breaches this Agreement, habitually neglects or materially fails to perform his duties, is convicted of a felony or any crime involving moral turpitude, uses drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of the Company, or engages in any act of dishonesty involving the Company, disclosure of Company confidential information not required by the duties of Employee, commercial bribery, or perpetration of fraud.

    (c)        Termination by Employee for Good Reason. Employee may voluntarily elect to resign his employment with the Company prior to the end of the Term for Good Reason (as hereinafter defined) upon giving the Company thirty (30) days’ advance notice in writing of such termination. If Employee terminates his employment for Good Reason, it shall be equivalent to a “Termination Without Cause”, and the Employee shall be entitled to receive the payments or benefits subject to the terms and conditions of Paragraph 9(a). “Good Reason” shall mean any of the following that are undertaken without the Employee’s express written consent: (i) the assignment of principal duties or responsibilities that are inconsistent with a “Director” – level position within the Company; (ii) a material reduction by the Company in Employee’s annual base salary, except to the extent the salaries of other similarly situated employees of the Company are similarly reduced; and (iii) any material breach by the Company of any provision of this Agreement that is not cured within twenty (20) days’ written notice to the Company.

    (d)        Termination by Death or Disability.In the event that Employee dies or becomes completely disabled from performing his duties during the Term of this Agreement, the Company shall be relieved of all obligations under this Agreement, except for payment of salary and the provision of benefits through the date of the severance period.

    (e)        Termination by Employee. Employee may terminate his employment under this Agreement at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least 14 days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of salary and the provision of benefits through the effective date of termination.

10. Arbitration.

        Employee and the Company agree to submit any and all disputes, controversies, or claims between them based upon, relating to, or arising from Employee’s employment by the Company or the terms of this Agreement (other than workers’ compensation claims) to final and binding arbitration before a single neutral arbitrator in Petaluma, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Each party shall bear his or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, except that the Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If any party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party its reasonable costs and attorneys’ fees incurred to compel arbitration. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Employee and the Company expressly waive their right to a jury trial. This paragraph shall survive the expiration or termination of this Agreement. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

11. Miscellaneous.

(a)     Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. Employee agrees that the Company may assign its rights and obligations under this Agreement or any successor-in-interest. Employee may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of the Employee’s heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its/his rights and obligations hereunder; and any attempt to do so will be void.

    (b)        Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

    (c)        Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, to the Company’s then-current business address or, in the event the notice is to Employee, to the address that Employee has represented to the Company as current.

    (d)        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

    (e)        Waiver; Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

    (f)        Entire Agreement.This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

    (g)        Execution in Counterparts.This Agreement may be executed in counterparts with the same force and effectiveness as though executed as a single document.

        IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first written above.

TEGAL CORPORATION

By:               /s/ MICHAEL L. PARODI                       /s/ ANDREW P. CLARKE
                  Michael L. Parodi                           Andy Clarke
                  Chairman, President & CEO